Exhibit 99.1

oldnational.com

Investor Relations:
Lynell Durchholz
NEWS RELEASE	(812) 464-1366
lynell.durchholz@oldnational.com

FOR IMMEDIATE RELEASE	Media Relations:
February 19, 2026	Rick Jillson
(812) 465-7267
rick.jillson@oldnational.com

Old National Bancorp Announces Increases to Quarterly
Common Stock Dividend and Share Repurchase Program

EVANSVILLE, IND. (NASDAQ: ONB) – Old National Bancorp (the “Company” or “Old National”) today announced that its Board of Directors increased the quarterly cash dividend on the Company’s outstanding shares of common stock by 3.6% to $0.145 per share. This quarterly cash dividend will be payable on March 16, 2026, to shareholders of record as of the close of business on March 5, 2026.

In addition, the Board of Directors declared a quarterly cash dividend of $17.50 per share (equivalent to $0.4375 per depositary share or 1/40th interest per share) on Old National’s 7.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (NASDAQ: ONBPP) and Series C (NASDAQ: ONBPO). The dividends are payable on May 20, 2026, to shareholders of record as of the close of business on May 5, 2026.

The Company also announced today that its Board of Directors approved doubling the size of its share repurchase program, authorizing the Company to repurchase up to $400 million of the Company’s outstanding shares of common stock. The new share repurchase program replaces the prior $200 million share repurchase program that was set to expire on February 28, 2026. Share repurchases under this program may be made from time to time on the open market, in privately negotiated transactions or through accelerated share repurchase programs in the discretion of, and at prices to be determined by, the Company. The program will be in effect until February 28, 2027.

ABOUT OLD NATIONAL
Old National Bancorp is the holding company of Old National Bank. As the sixth largest commercial bank headquartered in the Midwest, Old National proudly serves clients primarily in the Midwest and Southeast. With approximately $72 billion of assets and $37 billion of assets under management, Old National ranks among the top 25 banking companies headquartered in the United States. Tracing our roots to 1834, Old National focuses on building long-term, highly valued partnerships with clients while also strengthening and supporting the communities we serve. In addition to providing extensive services in consumer and commercial banking, Old National offers comprehensive wealth management and capital markets services. For more information and financial data, please visit Investor Relations at oldnational.com. In 2025, Points of Light named Old National one of "The Civic 50" - an honor reserved for the 50 most community-minded companies in the United States.

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